Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endava plc:

We consent to the use of our report dated 18 June 2018 except for Note 3A.22 as to which the date is July 16, 2018, with respect to the consolidated balance sheets of Endava plc as of 30 June 2017 and 2016, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London, United Kingdom
July 23, 2018